                      Exhibit 99-5(d): Policy Illustration
                                                              ING ReliaStar Life
SELECT*LIFE II                                        20 Washington Avenue South
A Variable Universal Life Insurance Policy                Minneapolis, MN  55401
--------------------------------------------------------------------------------

                               POLICY ILLUSTRATION
                                Variable Account


The purpose of this illustration is to show how the performance of the underlying variable investment options could affect the policy cash value and death benefit assuming the current policy costs continue. This illustration is hypothetical and may not be used to project or predict investment results.

Premiums are paid at the beginning of the year. The cash value and death benefit are shown as of the end of each policy year.

Prepared for:

May 2002 Prospectus
         Male 40   Nonsmoker
         State of Issue:  Minnesota

Initial Total Face Amount:  $100,000
Initial Death Benefit Option: A (Level)
Annual Premium:  $1,200.00


                                           -----------------------------------------------------------------------------------------
                                                                                CURRENT POLICY COSTS
                                              0.00% Gross Hypothetical Return               12.00% Gross Hypothetical Return
                                                    (-0.80% Net Return)                            (11.20% Net Return)
                                           -----------------------------------------------------------------------------------------
                End of                                      Cash                                           Cash
                 Yr.         Premium     Accumulation     Surrender      Death         Accumulation      Surrender       Death
     Yr          Age          Outlay         Value         Value        Benefit            Value          Value         Benefit
     --          ---          ------         -----         -----       --------            -----          -----         -------
     1           41           1,200            809              0      100,000                924             0         100,000
     2           42           1,200          1,590              0      100,000              1,929           289         100,000
     3           43           1,200          2,343            133      100,000              3,021           811         100,000
     4           44           1,200          3,067            667      100,000              4,207         1,807         100,000
     5           45           1,200          3,759          1,359      100,000              5,497         3,097         100,000
                              -----
                              6,000

     6           46           1,200          4,419          2,259      100,000              6,898         4,738         100,000
     7           47           1,200          5,047          3,127      100,000              8,424         6,504         100,000
     8           48           1,200          5,640          3,960      100,000             10,084         8,404         100,000
     9           49           1,200          6,197          4,757      100,000             11,891        10,451         100,000
     10          50           1,200          6,715          5,515      100,000             13,860        12,660         100,000
                              -----
                             12,000

     15          55           1,200          8,783          8,783      100,000             27,295        27,295         100,000

                                           -----------------------------------------------------------------------------------------
                                                                                CURRENT POLICY COSTS
                                              0.00% Gross Hypothetical Return               12.00% Gross Hypothetical Return
                                                    (-0.80% Net Return)                            (11.20% Net Return)
                                           -----------------------------------------------------------------------------------------
                End of                                      Cash                                           Cash
                 Yr.         Premium     Accumulation     Surrender      Death         Accumulation      Surrender       Death
     Yr          Age          Outlay         Value         Value        Benefit            Value          Value         Benefit
     --          ---          ------         -----         -----       --------            -----          -----         -------
     20          60           1,200          9,212          9,212      100,000             48,845        48,845         100,000

     25          65           1,200          8,390          8,390      100,000             85,763        85,763         104,632

     30          70           1,200          3,520          3,520      100,000            147,114       147,114         170,652

     35          75           1,200              0              0            0            247,305       247,305         264,617

     40          80           1,200              0              0            0            412,702       412,702         433,337

     45          85           1,200              0              0            0            678,394       678,394         712,314

     50          90           1,200              0              0            0          1,098,076     1,098,076       1,152,980

     55          95           1,200              0              0            0          1,786,903     1,786,903       1,804,772

*  Year 32, Month 11
   Based on current costs and 0% hypothetical rate of return illustrated, the policy would lapse and cannot be illustrated.
   Additional premiums would be required to continue the coverage.

                               POLICY ILLUSTRATION
                                Variable Account


The purpose of this illustration is to show how the performance of the underlying variable investment options could affect the policy cash value and death benefit assuming the maximum policy costs guaranteed in the policy were charged. This illustration is hypothetical and may not be used to project or predict investment results.

Premiums are paid at the beginning of the year. The cash value and death benefit are shown as of the end of each policy year.

Prepared for:

May 2002 Prospectus
         Male 40   Nonsmoker
State of Issue:  Minnesota

Initial Total Face Amount:  $100,000
Initial Death Benefit Option: A (Level)
Annual Premium:  $1,200.00


                                           -----------------------------------------------------------------------------------------
                                                                          MAXIMUM GUARANTEED POLICY COSTS
                                           0.00% Gross Hypothetical Return                      12.00% Gross Hypothetical Return
                                                    (-0.80% Net Return)                                (11.20% Net Return)
                                           --------------------------------------- ------------ ------------------------------------
                End of                                      Cash                                           Cash
                 Yr.         Premium     Accumulation     Surrender      Death         Accumulation      Surrender       Death
     Yr          Age          Outlay         Value         Value        Benefit            Value          Value         Benefit
     --          ---          ------         -----         -----       --------            -----          -----         -------
     1           41           1,200            743              0      100,000                  855             0         100,000
     2           42           1,200          1,458              0      100,000                1,780           140         100,000
     3           43           1,200          2,144              0      100,000                2,783           573         100,000
     4           44           1,200          2,801            401      100,000                3,870         1,470         100,000
     5           45           1,200          3,426          1,026      100,000                5,048         2,648         100,000
                              -----
                              6,000

     6           46           1,200          4,018          1,858      100,000                6,325         4,165         100,000
     7           47           1,200          4,575          2,655      100,000                7,710         5,790         100,000
     8           48           1,200          5,097          3,417      100,000                9,214         7,534         100,000
     9           49           1,200          5,582          4,142      100,000               10,846         9,406         100,000
     10          50           1,200          6,026          4,826      100,000               12,619        11,419         100,000
                              -----
                             12,000

     15          55           1,200          7,494          7,494      100,000               24,056        24,056         100,000

     20          60           1,200          7,160          7,160      100,000               41,566        41,566         100,000

     25          65           1,200          3,842          3,842      100,000               69,609        69,609         100,000

                                           -----------------------------------------------------------------------------------------
                                                                          MAXIMUM GUARANTEED POLICY COSTS
                                           0.00% Gross Hypothetical Return                      12.00% Gross Hypothetical Return
                                                    (-0.80% Net Return)                                    (11.20% Net Return)
                                           --------------------------------------- ------------ ------------------------------------
                End of                                      Cash                                           Cash
                 Yr.         Premium     Accumulation     Surrender      Death         Accumulation      Surrender       Death
     Yr          Age          Outlay         Value         Value        Benefit            Value          Value         Benefit
     --          ---          ------         -----         -----       --------            -----          -----         -------
     30          70           1,200              0              0            0             116,599       116,599         135,255

     35          75           1,200              0              0            0             191,756       191,756         205,180

     40          80           1,200              0              0            0             312,809       312,809         328,450

     45          85           1,200              0              0            0             500,465       500,465         525,488

     50          90           1,200              0              0            0             782,810       782,810         821,951

     55          95           1,200              0              0            0           1,232,263     1,232,263       1,244,586

*  Year 28, Month 10
   Based on the maximum guaranteed costs and a 0% hypothetical rate of return illustrated, the policy would lapse and cannot be illustrated. Additional premiums would be required to continue the coverage.

                  VARIABLE INFORMATION ABOUT YOUR ILLUSTRATION


This is an illustration, not a contract, and must be preceded or accompanied by a current Prospectus.

This illustration does not recognize that, because of inflation, a dollar in the future has less value than a dollar today.

The values illustrated comply with the Internal Revenue Code definition of life insurance.

Premium Outlay is the total out of pocket expense. The premium outlay represents the premiums paid, less any withdrawals and loans, plus loan interest paid in cash. The premium outlay is shown on an annual basis.

GROSS HYPOTHETICAL RETURNS. The gross hypothetical annual returns shown are illustrative only and should not be deemed a representation of past or future rates of return. No representation may be made by your registered representative or ReliaStar Life Insurance Company that these hypothetical rates of return can be achieved or sustained over any period of time. The death benefits and cash surrender values for a policy will be different from those shown, even if the actual rates of return averaged the hypothetical rate of return illustrated over a period of years but fluctuated above or below that average at any time during the period.

VARIABLE INVESTMENT OPTIONS. The amounts shown for the death benefits, accumulation values and cash surrender values in this illustration are based on a gross hypothetical rate of return, policy charges, the actual portfolio expenses charged by the variable investment option reflecting any expenses voluntarily absorbed by the variable investment option or fund managers as described in the prospectus, and the assumption that the accumulation value is at all times invested in equal proportions among all available variable investment options. The arithmetic average annual expenses of all variable investment options is 0.80%.

In this illustration, premiums have been allocated in equal proportions to each of the variable investment options. We recommend that you review an illustration with your planned allocation, as it will likely differ.

After deduction of the portfolio operating expenses illustrated gross annual investment returns of 0.00% and 12.00% correspond to net annual returns of -0.80% and 11.20% respectively for amounts allocated to the variable investment options.

For current costs, the mortality and expense risk charge on an annual basis is equal to 0.90% of the Variable Account assets for years one through ten, and 0.45% thereafter. For maximum guaranteed costs, the mortality and expense risk charge on an annual basis is equal to 0.90% in years one through ten, and 0.90% thereafter.

The death benefits, accumulation values and cash surrender values assume that the accumulation value is at all times allocated according to the illustrated allocations. Variable investment options can be changed or transferred between the variable investment options of the policy without creating a taxable event. Currently, there is no charge on the first 24 transfers in a policy year, but there is a charge of $25.00 for each subsequent transfer. We reserve the right to limit transfers to four per policy year and charge $25.00 for every transfer.

SALES CHARGE REFUND. Cash surrender value does not include the sales charge refund. Based on current charges, the sales charge refund would be $94.35 at the end of policy year 1 and $732 at the end of policy year 2. Based on guaranteed charges, the sales charge refund would be $24.55 at the end of policy year 1 and $732 at the end of policy year 2. A sales charge refund may also apply for 24 months following any increase in face amount.

FIXED ACCOUNT. A portion of premiums and accumulation values may also be allocated to the Fixed Account. The Fixed Account is an interest paying account that offers a guarantee of both principal and interest at a minimum annual rate of 4.00% on amounts credited to the account. ReliaStar Life Insurance Company has complete ownership and control of all of the assets of the Fixed Account. For current interest crediting rates on the Fixed Account, ask your registered representative. All guarantees are backed by the assets of ReliaStar Life Insurance Company.

DEATH BENEFIT GUARANTEE. A death benefit guarantee is in effect until the insured reaches age 65 (or for 5 policy years, if longer) provided minimum premiums (net of policy loans and withdrawals) are paid. The death benefit guarantee prevents the policy from lapsing even if the cash surrender value is not sufficient to cover the monthly deduction due. The death benefit guarantee, while in effect, provides for payment of the policy death benefit regardless of variable investment option performance. All guarantees are backed by the assets of ReliaStar Life Insurance Company. Please see the Prospectus for a full explanation of this provision.

MINIMUM MONTHLY PREMIUM. A minimum monthly premium of $85.33 is required to issue the policy and is guaranteed to maintain the base policy death benefit guarantee. This minimum premium will change if increases or decreases are made in any of the policy benefits.

DEDUCTIONS AND CHARGES. A premium expense charge is deduced from each premium paid. The accumulation value of the policy is subject to several charges: a monthly administration charge, a mortality and expense risk charge, and the cost of insurance for the base policy and any riders. Surrender charges are applicable for the first 15 years and the first 15 years following any requested increase in the face amount.

TAXATION. Tax laws are complex and change frequently. Changes in premium payments from those illustrated or other changes made to the illustrated policy after issue may result in classification as a Modified Endorsement Contract
(MEC). Distributions from a Modified Endowment Contract, including loans, are taxable as income in the year received to the extent that the accumulation value of the policy prior to the distribution exceeds the total premiums paid. In addition, distributions may be subject to an additional 10% income tax penalty if taken before age 59 1/2. For complete information on how distributions from this policy may affect your personal tax situation, always consult your professional tax advisor.

ISSUER. Select*Life II is a product of ReliaStar Life Insurance Company located at 20 Washington Avenue South, Minneapolis, MN 55401. The general distributor is ING America Equities, Inc., located at 1290 Broadway, Denver, CO 80203. Both companies are members of ING Group. Form #84-662 (may vary by state).

INITIAL PREMIUM LIMITS SUMMARY.

         Minimum First Year Annual Premium:             $1,023.96
         Guideline Level Premium:                       $1,687.72
         Guideline Single Premium:                     $19,153.40
         MEC 7-Pay Premium:                             $4,440.40

                       ILLUSTRATION SUMMARY AND DISCLOSURE
                                Variable Account


The page summarizes information from the previous ledger pages and outlines some important policy provision. Review the information presented below. If acceptable, sign, date, and return this illustration, along with the application for insurance, to ReliaStar Life Insurance Company.


Prepared for:

May 2002 Prospectus
         Male 40 Nonsmoker
State of Issue:  Minnesota

Initial Total Face Amount:  $100,000
Initial Death Benefit Option: A (Level)
Annual Premium:  $1,200.00


This summary is based on the premium outlay in the policy illustration. The cash value and death benefit are shown as of the end of the year.

------------------------------------------------------------------------------------------------------------------------------------
                                         GUARANTEED COSTS                                    CURRENT COSTS
                                    0.00% Gross Annual Return         0.00% Gross Annual Return        12.00% Gross Annual Return
                                         (0.80% Net Return)               (-0.80% Net Return)                (11.20% et Return)
------------------------------------------------------------------------------------------------------------------------------------
Year 10, Age 50
   Cash Surrender Value:                        4,826                              5,515                           12,660
   Death Benefit:                             100,000                            100,000                          100,000

Year 20, Age 60
   Cash Surrender Value:                        7,160                              9,212                           48,845
   Death Benefit:                             100,000                            100,000                          100,000

Projected age when
   Death Benefit Ends:                             67                                 71                               95
------------------------------------------------------------------------------------------------------------------------------------

You may adjust your payment amounts, within limits, to extend or increase the cash value and death benefit.

I understand that:

PURCHASE OF LIFE INSURANCE. I am buying a flexible premium cash value variable life insurance policy issued by ReliaStar Life Insurance Company.

RECEIPT OF PROSPECTUS. I received the current Prospectus describing the terms and operation of the policy and the underlying portfolios. I'm keeping the Prospectus for further reference. I understand the policy has some features comparable to and others different from a traditional life insurance policy. I realize this Disclosure Statement highlights some, but not all, of the important aspects of the policy and that I should examine the Prospectus prior to purchasing a policy.

INSURANCE PROTECTION. The policy provides insurance protection until age 95, if the cash surrender value, as explained in the Prospectus, is sufficient to pay the monthly charges. The policy remains in force during the death benefit guarantee period, without regard to the cash surrender value, if on each monthly anniversary as described in the policy the total premiums paid, less any partial withdrawals or policy loans, equals or exceeds the total required premium payments specified in the policy.

VARIABLE INVESTMENT OPTIONS ALLOCATION. I may allocate a net premium (amount remaining after expense deductions) among one or more variable investment options, (up to 17 over the life of the policy) each of which invests in one of the available portfolios. Each portfolio has a different investment objective, as described in the current Prospectus. In allocating net premiums to a variable investment option, the investment performance of the underlying portfolios I select will impact the policy accumulation value and may impact the death benefit. Thus, the investment risk for those amounts is mine, and no minimum accumulation value in any variable investment option(s) is guaranteed. I may also allocate net premiums to the Fixed Account, which the Company guarantees both as to principal and interest at a minimum annual rate of 4.00%. (The Fixed Account is not available in New Jersey).

SELECTED PORTFOLIO. The variable investment options I select have varying portfolio operating expenses. Changes to the selected variable investment options and the allocation percentages will have an impact on the policy cash values. This illustration assumes the arithmetic average annual expense of all variable investment options is 0.80%.

ILLUSTRATIONS. The illustrations in the Prospectus present hypothetical investment results and those presented by the Company's representative will utilize hypothetical and/or historical investment results. Neither hypothetical nor historical investment returns are guaranteed. The cash value feature is based on the value of the variable investment options underlying the policy. The cash value is not guaranteed, and because of the risk inherent in a variable policy, it may lose value. The values set forth are illustrative only and are not intended to predict actual performance. They are intended to help explain how the policy operates and are not deemed to represent future investment results. Actual investment results may be more or less and depend on a number of factors, as explained in the Prospectus.

CHARGES AND DEDUCTIONS. As described in the Prospectus, there are (a) charges made against each premium payment and (b) monthly deductions against the accumulation value for the cost of insurance, administrative charges and mortality and expense risk charges assumed by the Company. If I surrender the policy or allow it to lapse during the first 5 years after issue or an increase, a surrender charge will be imposed.

LOANS AND WITHDRAWALS. Policy loans and partial cash withdrawals are available, subject to certain limits and charges as explained in the Prospectus. Excessive policy loans and withdrawals may cause the policy to lapse. If, at any time, the amount of the policy loan exceeds the cash surrender value, the grace period goes into effect and the policy may lapse. Policy loans and partial withdrawals may cause the death benefit guarantee to terminate. Policy loans and withdrawals will reduce the policy's death benefit and available cash value.

TAX MATTERS. The Company does not provide legal or tax advice in reference to this life insurance policy. I acknowledge that the section in the Prospectus, "Federal Tax Matters", is not intended to be a complete description of the tax status of the policy.



----------------------------------------------------        --------------------
Applicant or Policyowner                                      Date



----------------------    --------------------------
Date of Prospectus          Prospectus Form Number


----------------------------------------------------        --------------------
                                                              Date

20 WASHINGTON AVE S
MINNEAPOLIS, MN  554011900

                           VARIABLE INVESTMENT OPTIONS


The amounts shown for the death benefits, accumulation values and cash surrender values in this illustration are based on the choice of variable investment options, a gross hypothetical rate of return, policy charges, the actual portfolio expenses charged by the variable investment option reflecting any expenses voluntarily absorbed by the variable investment option or fund managers as described in the prospectus, and the assumption that the accumulation value is at all times invested according to these allocations.

                                                                               Actual Portfolio
Variable Investment Options                                                   Operating Expenses
---------------------------                                                   ------------------
AIM V.I. Dent Demographic Trends Fund - Series I                                    1.30%
Alger American Growth Portfolio                                                     0.81%
Alger American Leveraged AllCap Portfolio                                           0.92%
Alger American MidCap Growth Portfolio Initial Class                                0.88%
Alger American Small Capitalization Portfolio Initial Class                         0.92%
Fidelity VIP Equity-Income Portfolio Initial Class                                  0.57%
Fidelity VIP Growth Portfolio Initial Class                                         0.65%
Fidelity VIP High Income Portfolio Initial Class                                    0.70%
Fidelity VIP Money Market Portfolio Initial Class                                   0.28%
Fidelity VIP Contrafund Portfolio Initial Class                                     0.64%
Fidelity VIP Index 500 Portfolio Initial Class                                      0.28%
Fidelity VIP Investment Grade Bond Portfolio - Initial Class                        0.54%
GCG Trust Mid-Cap Growth Series                                                     0.89%
GCG Trust Fully Managed Series                                                      0.95%
ING VP Trust Small Cap Opportunities Portfolio Class R Shares                       0.90%
ING VP Trust Growth Opportunities Portfolio Class R Shares                          0.90%
ING VP Trust Growth + Value Portfolio Class R Shares                                0.80%
ING VP Trust High Yield Bond Portfolio Class R Shares                               0.80%
ING VP Trust International Value Portfolio Class R Shares                           1.00%
ING VP Trust MagnaCap Portfolio Class R Shares                                      0.90%
ING VP Trust MidCap Opportunities Portfolio Class R Shares                          0.90%
ING VP Trust Research Enhanced Index Growth Portfolio Class R Shares                0.90%
Janus Aspen Series Aggressive Growth Portfolio Institutional Shares                 0.67%
Janus Aspen Series Growth Portfolio Institutional Shares                            0.66%
Janus Aspen Series International Growth Portfolio Institutional Shares              0.71%
Janus Aspen Series Worldwide Growth Portfolio Institutional Shares                  0.69%
Neuberger Berman AMT Limited Maturity Bond Portfolio                                0.73%
Neuberger Berman AMT Partners Portfolio                                             0.87%
Neuberger Berman AMT Socially Responsive Portfolio                                  1.53%
OCC Accumulation Trust Equity Portfolio                                             0.93%
OCC Accumulation Trust Global Equity Portfolio                                      1.20%
OCC Accumulation Trust Managed Portfolio                                            0.88%
OCC Accumulation Trust Small Cap Portfolio                                          0.90%
Putnam VT Growth and Income Fund Class IA Shares                                    0.51%
Putnam VT New Opportunities Fund Class IA Shares                                    0.59%
Putnam VT Small Cap Value Fund Class IA Shares                                      0.94%
Putnam VT Voyager Fund Class IA Shares                                              0.57%

Arithmetic average annual expenses of all variable investment options               0.80%

After deduction of the portfolio operating expenses illustrated gross annual investment returns of 0.00% and 12.00% correspond to net annual returns of -0.80% and 11.20% respectively for amounts allocated to the variable investment options.

The death benefits, accumulation values and cash surrender values assume that the accumulation value is at all times allocated according to the illustrated allocations.

These are assumed values which are not guaranteed and your actual experience may vary. See the summary pages for assumptions and guaranteed values.





















                                       10